EXHIBIT 20.00

Summary of the 2009 Incentive Stock Plan
Purpose

The primary purpose of the 2009 Plan is (1) to attract and retain key employees and outside directors, (2) to provide an incentive to these individuals to work to increase the value of our common stock, (3) to provide these individuals with a stake in our future which corresponds to the stake of each of our stockholders, and (4) to tie a percentage of each director’s compensation to the long-term value of our stock.

Administration

The 2009 Plan is administered by a committee of the Company’s Board of Directors (the “Committee”), which Committee shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 to Section 16(b) of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.  Each grant under the 2009 Plan will be evidenced by a certificate that incorporates such terms and conditions as the Committee deems necessary or appropriate.

Coverage, Eligibility and Grant Limits

The 2009 Plan provides for the grant of stock options (“Options”) and stock appreciation rights (“SARs”) and for stock grants (“Stock Grants”) to key employees and to directors.  The 2009 Plan also provides for the grant of stock unit (“Stock Unit Grants”) to directors.  A key employee is any employee of the Company or any subsidiary, parent or affiliate of the Company who has been designated by the Committee to receive a grant under the 2009 Plan.  No key employee or outside director in any calendar year may be granted an Option to purchase more than 100,000 shares of common stock or an SAR with respect to more than 100,000 shares of common stock.  No Stock Grants that are intended to satisfy the requirements of Section 162(m) of the Code will be made to any key employee in any calendar year for more than 100,000 shares of stock.

Shares Available for Issuance

The maximum number of shares of our common stock which can be issued under the 2009 Plan will be 2,500,000, plus (1) the 142,035 shares of stock which would have remained available for issuance under the 2004 Plan on April 15, 2009 if shares had been issued on that date to satisfy in full all the outstanding grants under the 2004 Plan and the related 2004 Stock Unit Plan and (2) any shares of stock which would have become available for issuance under the 2004 Plan as a result of the forfeiture, expiration or cancellation of grants which were outstanding on such date under the 2004 Plan.  The number of shares of our common stock available for issuance under the 2009 Plan will be reduced on a one to one (1 to 1) basis for each share issued pursuant to the exercise of an Option and on a one to one (1 to 1) basis for any shares issued pursuant to a SAR, Stock Grant or Stock Unit Grant made under the 2009 Plan, and on a one to one (1 to 1) basis for each share with respect to which the appreciation in a SAR is based if a share is issued in connection with the exercise of such SAR.  Any shares forfeited after issuance of a Stock Grant or Stock Unit Grant made under the 2009 Plan shall be restored on a one  to one (1 to 1) basis.

Options

Under the 2009 Plan, either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Code, or non-incentive stock options (“Non-ISOs”) may be granted by the Committee to key employees or directors, but ISOs can only be granted to key employees of the Company or a subsidiary or parent of the Company. Each Option granted under the 2009 Plan entitles the optionee to purchase the number of shares of common stock specified in the grant at the option price specified in the related stock option certificate.  The terms and conditions of each Option granted under the 2009 Plan will be determined by the Committee, but no Option will be granted at an exercise price which is less than the fair market value of the common stock as determined on the grant date in accordance with the 2009 Plan.  In addition, if the Option is an ISO that is granted to a ten percent stockholder of the Company, the option price may be no less than 110% of the fair market value of the shares of common stock on the grant date.  No Option may be exercisable more than ten years from the grant date or, if the Option is an ISO granted to a ten percent stockholder of the Company, it may not be exercisable more than five years from the grant date.  Moreover, no key employee may be granted ISOs that are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date that the ISO was granted) that exceeds $100,000.  Any such excess shall instead be automatically treated as a Non-ISO.

The Committee may condition an key employee’s or director’s right to exercise an Option on the satisfaction of a service requirement or performance requirement or the satisfaction of more than one such requirement or the satisfaction of any combination of such requirements or may grant an Option which is not subject to any such requirement, as determined by the Committee and set forth in the option certificate.  The option certificate may provide for the exercise of an option after a key employee’s or director’s status as such has terminated for any reason whatsoever, including death or disability.

Stock Appreciation Rights

SARs may be granted by the Committee to key employees and directors under the 2009 Plan, either as part of an Option or as stand alone SARs.  The terms and conditions for an SAR granted as part of an Option will be set forth in the Option certificate for the related Option while the terms and conditions for a stand alone SAR will be set forth in a SAR certificate.  SARs entitle the holder to receive the appreciation of the fair market value of one share of common stock as of the date such right is exercised over the baseline price specified in the Option or SAR certificate (the “SAR Value”), multiplied by the number of shares of common stock with respect to which the SAR is being exercised.  The SAR Value for an SAR must equal or exceed the fair market value of a share of common stock as determined on the grant date in accordance with the 2009 Plan.  If an SAR is granted together with an Option, then the exercise of the SAR shall cancel the right to exercise the related Option, and the exercise of a related Option shall cancel the right to exercise the SAR.  An SAR granted as a part of an Option shall be exercisable only while the related Option is exercisable.  The Committee in its discretion may require satisfaction of a service requirement or performance requirement or the satisfaction of more than one requirement or the satisfaction of any combination of such requirements or no requirements, as determined by the Committee, before an SAR may be exercised.  At the discretion of the Committee any payment due upon the exercise of an SAR can be made in cash or in the form of common stock, or in a combination of cash and common stock.

Stock Grants

Stock Grants are grants which are designed to result in the issuance of common stock to the key employee or director to whom the grants are made, and Stock Grants may be granted by the Committee subject to such terms and conditions, if any, as the Committee acting in its absolute discretion deems appropriate.  The Committee, in its discretion, may prescribe that a key employee’s or director’s rights in a Stock Grant will be nontransferable or forfeitable or both unless certain conditions are satisfied.  These conditions may include, for example, a requirement that the key employee continue employment or the director continue service with the Company for a specified period or that the Company or the key employee achieve stated performance goals or other objectives. If the only condition to the vesting of a Stock Grant is the satisfaction of a service requirement and one or more performance goals, the minimum service requirement for 100% vesting shall be at least one year and if the only condition to such vesting is satisfaction of a service requirement, the minimum service requirement for 100% vesting shall be at least 3 years, unless the Committee in either case determines that a longer or shorter period of service (or no period of service) better serves the Company’s interest.  Each Stock Grant shall be evidenced by a certificate, which will specify what rights, if any, a key employee or director has with respect to such Stock Grant as well as any conditions applicable to the Stock Grant.

Performance Goals for Section 162(m) of the Code

If the Committee determines it is in the Company’s best interests for Stock Grants to qualify as “performance-based compensation” under Section 162(m) of the Code, then the Committee will condition the vesting of such Stock Grants to key employees on the satisfaction of one or more of the following Performance Goals:  (1) the Company’s return over capital costs or increases in return over capital costs, (2) the Company’s total earnings or the growth in such earnings, (3) the Company’s consolidated earnings or the growth in such earnings, (4) the Company’s earnings per share or the growth in such earnings, (5) the Company’s net earnings or the growth in such earnings, (6) the Company’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company’s earnings before interest and taxes or the growth in such earnings, (8) the Company’s consolidated net income or the growth in such income, (9) the value of the Company’s stock or the growth in such value, (10) the Company’s stock price or the growth in such price, (11) the Company’s return on assets or the growth in such return, (12) the Company’s cash flow or the growth in such cash flow, (13) the Company’s total stockholder return or the growth in such return, (14) the Company’s expenses or the reduction of such expenses, (15) the Company’s sales growth, (16) the Company’s overhead ratios or changes in such ratios, (17) the Company’s expense-to-sales ratios or the changes in such ratios, or (18) the Company’s economic value added or changes in such value added.

The Committee shall set each Performance Goal, and no Performance Goal shall be treated as satisfied until the Committee certifies (in a manner which meets the requirements of Section 162(m)) that such Performance Goal has been satisfied.  A Performance Goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indices, and the Committee may set more than one Performance Goal.  No change may be made to a Performance Goal after the goal has been set.  However, the Committee may express any Performance Goal in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances, such as including or excluding (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (3) the effects of tax or accounting changes.

Stock Unit Grant

The 2009 Plan incorporates provisions for Stock Unit Grants to directors which correspond in large part to the provisions of the 2004 Stock Unit Grant Plan.  Stock Unit Grants will be made to directors who are not our employees (who we will refer to as “outside directors”) as well as to directors who are our employees (who we will refer to as “inside directors”).  A director’s interest in any Stock Unit Grant made to the director shall be nonforfeitable when the grant is made.

Stock Unit Grants to Outside Directors

Each outside director shall be required to defer at least 50% of his or her director fees each calendar year  and each outside director will be given the opportunity to defer 75% or 100% of his or her director fees for each calendar year.  The dollar amounts of director fees which are deferred under the 2009 Plan for outside directors will be converted into Stock Unit Grants at the average of the fair market value for a share of our common stock for the 10 trading days before the date the director fees for outside directors otherwise would have been payable in cash.

Matching Units for Outside Directors

To encourage deferral of fees by outside directors, matching Stock Unit Grants will be made to each outside director based on the percentage of his or her director fees such outside director defers. If an outside director only defers 50% of his or her director fees, such outside director will receive a match equal to 25% of his or her deferral in an additional Stock Unit Grant.  If an outside director elects to defer 75% of his or her director fees, such outside director will receive a match equal to 50% of his or her deferral in an additional Stock Unit Grant. If an outside director elects to defer 100% of his or her director fees, such outside director will receive a match equal to 75% of his or her deferral in an additional Stock Unit Grant.

Deferral Election Rules for Outside Directors

If an outside director wishes to defer 75% or 100% of his or her director fees in a calendar year, he or she must make a deferral election on the form provided by us. The election form must be received by us before the beginning of the calendar year for which it is made.  An outside director who is first elected during a calendar year and who wishes to defer 75% or 100% of his or her director fees must deliver an election to us within 30 days of the date when he or she is first elected an outside director. Once an election is received by us for a calendar year, it is irrevocable for such calendar year.

Stock Unit Grants to Inside Directors

For each inside director, we automatically shall defer from his or her base salary or other cash compensation a dollar amount equal to 50% of the director fees for outside directors.  Each inside director may defer an amount equal to 75% or 100% of the director fees for outside directors from his or her base salary or other cash compensation. Inside directors who wish to make such additional deferrals must follow the same deferral election procedures that apply to outside directors.  Deferrals for inside directors shall be matched at the same rate as deferrals for outside directors.  Thus, if an inside director only defers an amount equal to 50% of the outside director fees, such inside director will receive a match equal to 25% of his or her deferral in an additional Stock Unit Grant. If an inside director elects to defer an amount equal to 75% of the outside director fees, such inside director will receive a match equal to 50% of his or her deferral in an additional Stock Unit Grant.  If an inside director elects to defer an amount equal to 100% of his or her director fees, such inside director will receive a match equal to 75% of his or her deferral in an additional Stock Unit Grant.

The deferrals for each inside director shall coincide with deferrals for outside directors and shall be converted into a Stock Unit Grant at the same time and in accordance with the same procedures followed for outside directors.

Deferral Period

All deferrals made in any calendar year automatically will be deferred for five calendar years following the calendar year for which the deferral is made. If a director makes an election at least one full year before the end of such a five-year deferral period, his or her deferrals under the 2009 Plan shall be deferred for an additional five years. An election to defer payment for an additional five years shall be irrevocable.  However, all deferrals under the 2009 Plan will be paid as of the date a director has separated from service, by death or otherwise, as that term is defined for purposes of Section 409A of the Code.  If the director is also a specified employee (within the meaning of Section 409A of the Code), the distribution on account of a director’s separation from service will be made six months and one day after he or she separates from service, unless the separation from service occurs as a result of the director’s death, in which event the distribution will be made as soon as is practical after his or her death.

Finally, if a director can demonstrate to a majority of our board of directors (excluding the director seeking payment of his or her deferrals) that he or she has an extreme financial hardship as a result of an unforeseeable emergency (within the meaning of Section 409A of the

Code) and that access to his or her deferrals under the 2009 Plan is more appropriate under the circumstances than using any of his or her other assets to meet the emergency, then the Board of Directors may authorize payment of all or a portion of such director’s deferrals to meet the emergency.  The amounts distributed under the 2009 Plan may not exceed the amount necessary to meet the emergency plus the amount necessary to pay taxes reasonably anticipated to result form the distribution and in any event, may not exceed the amount allowable under Section 409A of the Code.

In no event can the timing of any payment to directors be accelerated and delayed unless the Committee (as it determines in its absolute discretion) consents to such acceleration or delay and determines that such acceleration or delay is permissible under Section 409A of the Code.

Payment of Deferrals

When deferrals become payable under the 2009 Plan, payment shall be made, subject to applicable withholdings, in whole shares of common stock (and cash in lieu of a fractional share) based on the fair market value of a share of common stock for the 10 trading days before the date as of which payment is made.  We shall make a payment as soon as practicable after the payment becomes payable unless making a payment at such time could result in a violation of securities or other laws or result in an additional tax under Section 409A of the Code. Any payment in shares of common stock will be made subject to the limits in the 2009 Plan.

Transferability

The 2009 Plan provides that no Option, Stock Grant, Stock Unit Grant or SAR will be transferable by an key employee or a director other than by will or by the laws of descent and distribution, and any Option or SAR (absent the Committee’s express, written consent) is exercisable during the lifetime of an key employee or director only by that person.

Change in Control

If there is a change in control of the Company (as defined in the Plan), then all conditions to the exercise of all outstanding Options and SARs and all issuance or forfeiture conditions on all outstanding Stock Grants will be deemed satisfied as of the date of such change in control, and the Board of Directors shall have the right, to the extent required as a part of the change in control transaction, to cancel all outstanding Options, SARs, or Stock Grants after giving key employees and directors a reasonable period of time to exercise their outstanding Options and SARs or to take such other action as is necessary to receive common stock subject to Stock Grants before the date of such change in control.  However, if any issuance or forfeiture condition relates to satisfying any Performance Goal and there is a target for such goal, the issuance or forfeiture condition shall be deemed satisfied only to the extent of such target unless the target has been exceeded before the date of such change in control.  To the extent the target has been exceeded before the date of such change in control, the issuance or forfeiture condition shall be deemed satisfied to the extent the target has been exceeded.

A change in control is defined in the Plan and includes the acquisition by any person, other than certain acquisitions specified in the 2009 Plan, of 30% or more of the voting power of outstanding shares of common stock; the current members of the Board of Directors, or their approved successors, ceasing to be a majority of the Board of Directors during any period of two years or less; the approval by stockholders of a complete liquidation or dissolution of the Company; or consummation of any sale or the disposition of 50% or more of the assets of the Company or of a consolidation, merger, reorganization or share exchange, except for certain transactions described in the 2009 Plan.

Amending or Terminating the 2009 Plan

The 2009 Plan may be amended by the Board of Directors to the extent it deems necessary or appropriate, but no amendment may be made absent the approval of the stockholders to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of stock are listed and no amendment may be made to the section of the 2009 Plan governing a change in control after the date of a change in control which might adversely affect any rights that would otherwise vest on a change in control.  The Board of Directors may suspend the granting of Options or SARs or making Stock Grants or Stock Unit Grants but the Board of Directors may not, in connection with any such termination or suspension, unilaterally modify, amend or cancel any Option or  SAR granted or Stock Grant or Stock Unit Grant without the consent of the holder of such Option, SAR, Stock Grant or Stock Unit Grant or unless there is a dissolution or liquidation of the Company or a change in control.  Additionally, the Board of Directors may terminate the 2009 Plan at any time.

Adjustment of Shares

The grant limits, the number, kind or class of shares of stock subject to outstanding Options and SARs granted and the option price of such Options and the SAR value of the SARs as well as the number, kind or class of shares of our common stock subject to outstanding Stock Grants or Stock Unit Grants will be adjusted by the Committee in a reasonable and an equitable manner to reflect any equity restructuring or change in capitalization of the Company, (such as, but not limited to, spin offs, stock dividends, large non-recurring cash or stock dividends, rights offerings or stock splits), or any other transaction under Section 424 of the Code that does not constitute a change in control of the Company to preserve immediately after such transaction the aggregate value of each outstanding Option, SAR, Stock Grant and Stock Unit Grant immediately before such restructuring, recapitalization or other transaction.  If any adjustment is made with respect to outstanding Options, SARs, Stock Grant or Stock Unit Grant, the Committee will adjust the number, kind or class of shares of our common stock reserved for issuance under the 2009 Plan as set forth in the 2009 Plan document as the Committee deems appropriate.

The Committee as part of any transaction described in Section 424(a) of the Code which is not a change in control of the Company shall have the right to make Stock Grants, or Option or SAR grants (without regard to the 2009 Plan’s grant limitations) to effect the assumption of, or the substitution for, stock grants, option and stock appreciation right grants previously made by any other corporation to the extent that such transaction calls for the substitution or assumption of such grants.  Further, if the Committee makes such grants as part of any such transaction, the Committee shall have the right to increase the number of shares available for issuance under the 2009 Plan without seeking stockholder approval (unless such approval is required under applicable law or the applicable stock exchange rules).

Estimate of Benefits to Executive Officers and Directors

Any grants that will be made to the executive officers and directors pursuant to the 2009 Plan are within the discretion of the Committee except for Stock Unit Grants, and up to 50% of the possible Stock Unit Grants to each director are subject to an election made by the director.  Thus the total grants which will be made under the 2009 Plan are not determinable.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences relating to stock options and other grants which can be made under the 2009 Plan to individuals who are both citizens and residents of the United States.  Individual circumstances may change these results.  This brief discussion is only a general summary based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations of the laws and regulations.  The federal income tax laws and regulations are frequently amended, and such amendments may or may not affect transactions that already have occurred.  Key employees and directors should look to their own tax counsel for advice regarding federal income tax treatment of stock options and other grants made under the 2009 Plan, as well as foreign, state, local and other tax consequences that are not addressed here.

Incentive Stock Options

In general, a key employee will not be taxed upon the grant or the exercise of an ISO.  For purposes of the alternative minimum tax, however, the key employee will be required to treat an amount equal to the difference between the fair market value of our common stock on the date of exercise over the exercise price as an item of adjustment in computing the key employee’s alternative minimum taxable income.  If the key employee does not dispose of our stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise of the ISO (collectively, the “ISO Holding Period”), a disposition of our stock generally will result in long-term capital gain or loss to the individual with respect to the difference between the selling price and the exercise price.  We will not be entitled to any federal income tax deduction as a result of such disposition.  In addition, we normally will not be entitled to a federal income tax deduction at either the grant or the exercise of an ISO.

If the key employee disposes of our stock acquired upon exercise of the ISO before the end of the ISO Holding Period, then in the year of disposition, the individual generally will recognize ordinary income, and we will be entitled to a federal income tax deduction (provided we satisfy applicable federal income tax reporting requirements).  The amount of income and deduction will be an amount equal to the lesser of (1) the excess of the fair market value of our common stock on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price.  Any gain in excess of the amount recognized by the key employee as ordinary income will be taxed to the individual as short-term or long-term capital gain (depending on the applicable holding period).

Non-Incentive Stock Options

A key employee or a director will not recognize any taxable income upon the grant of a Non-ISO, and we will not be entitled to a federal income tax deduction at the time of grant.  Upon the exercise of a Non-ISO, the key employee or director generally will recognize ordinary income in an amount equal to the excess of the fair market value of our stock on the date the shares are transferred pursuant to the exercise over the exercise price.

Special rules apply, however, if the key employee or director exercises the Non-ISO within six months of the date of grant.  If the sale of the shares within that six-month period could subject the key employee or director to suit under Section 16(b) of the Exchange Act, the key employee or director will not recognize income on the date the shares are transferred to him or her, but will recognize income at a later date.  In this case, income will be based on the difference between the exercise price and the fair market value of the shares on the date that is the earlier of (1) six months after the date of the grant or (2) the first date that the shares can be sold by the key employee or director without liability under Section 16(b).  However, if the key employee or director timely elects under Section 83(b) of the Code, fair market value of the shares will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b).

We will be entitled to a federal income tax deduction (provided we satisfy applicable federal income tax reporting requirements) in an amount equal to the ordinary income recognized by the key employee or director in the year that the income is recognized by the individual.  Upon a later sale of our stock by the key employee or  director, he or she will recognize short-term or long-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on the sale and the fair market value of the shares when ordinary income was recognized.

Stock Appreciation Rights

A key employee or director will recognize ordinary income for federal income tax purposes upon the exercise of an SAR under the 2009 Plan for cash, our common stock or a combination of each.  The amount of income that the key employee or director will recognize will equal the amount of cash, if any, and the fair market value of our common stock, if any, that he or she receives as a result of the exercise.  We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the key employee or director in the same taxable year in which the key employee or director recognizes such income, if we satisfy applicable federal income tax reporting requirements.

Stock Grants

A key employee or director is not subject to any federal income tax upon when a Stock Grant is made, nor does making a Stock Grant result in a federal income tax deduction for our Company, unless the restrictions on the stock do not present a substantial risk of forfeiture.  In the year that the Stock Grant is no longer subject to a substantial risk of forfeiture, the key employee or director generally will recognize ordinary income in an amount equal to the fair market value of the shares of our stock transferred to the key employee or director, determined on the date the Stock Grant is no longer subject to a substantial risk of forfeiture.

A key employee or director may elect under Section 83(b) of the Code to recognize the fair market value of our stock as ordinary income at a Stock Grant is made.  If the employee or director so elects, (1) the key employee or director will not otherwise be taxed in the year that the Stock Grant is no longer subject to a substantial risk of forfeiture and (2) if the Stock Grant is subsequently forfeited, the key employee or director will be allowed no deduction for the forfeiture.  Cash dividends paid to an key employee or director on shares stock subject to a Stock Grant before the date the Stock Grant is no longer subject to a substantial risk of forfeiture or is forfeited are treated as ordinary income (or dividend income, if a Section 83(b) election was made) in the year received.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the key employee or director when such ordinary income is recognized, provided we satisfy applicable federal income tax reporting requirements.  Depending on the period shares of stock are held after receipt by the key employee or director, the sale or other taxable disposition of the shares will result in short-term or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of the shares generally when ordinary income was recognized.

Stock Unit Grants

A director is not subject to any federal income tax upon the deferral of director fees or when a Stock Unit Grant is made, nor does the deferral of director fees or grant of a Stock Unit Grant result in an income tax deduction for us.  In the year that the Stock Unit Grant is payable in shares of our common stock (as cash in lieu of a fractional share), the director will recognize ordinary income in an amount equal to the amount of the payment (in shares of our common stock and in cash) made under the Stock Unit Grant, and the Company will receive a deduction in an amount equal to the amount of such payment.

Section 409A Tax Consequences

If the option price for an Option or the SAR Value for an SAR equals or exceeds the fair market value of a share of stock as determined on the grant date, there should be no adverse tax consequences to an individual under Section 409A of the Code, and payments with respect to Stock Unit Grants have been structured to comply with the payment requirements under Section 409A.